Dated [●] 2015
UK SPV CREDIT FINANCE PLC acting as Issuer and DEUTSCHE BANK AG, LONDON BRANCH acting as Principal Paying Agent and DEUTSCHE TRUSTEE COMPANY LIMITED acting as Trustee SUPPLEMENTAL AGENCY AGREEMENT
[Linklaters]
Ref: L-237036

Linklaters LLP

Table of Contents

Contents Page

1 Definitions and Interpretation	1
2 Principles of Interpretation	1
3 Headings	2
4 Amendments	2
5 Issuer 2016 Notes Restructuring Notice	2
6 Status of the Agency Agreement	2
7 Contracts (Rights of Third Parties) Act 1999	3
8 Law and Jurisdiction	3
9 Single Agreement	3
10 Modification	3
11 Counterparts	4
Annex 1 Form of Issuer 2016 Notes Restructuring Notice	6

THIS SUPPLEMENTAL AGENCY AGREEMENT is dated [●] 2015 and made between:

(1)	UK SPV CREDIT FINANCE PLC, incorporated under the laws of England and Wales, whose registered office is at Fifth Floor, 6 St. Andrew Street, London EC4A 3AE, United Kingdom, as new issuer (the “Issuer”);
(2)	DEUTSCHE BANK AG, LONDON BRANCH, as principal paying agent and a paying agent (the “Principal Paying Agent” and “Paying Agent”); and
(3)	DEUTSCHE TRUSTEE COMPANY LIMITED, as trustee (the “Trustee” which expression includes all persons for the time being appointed as trustee or trustees under the Trust Deed).

Whereas

(A)	On 24 September 2010, the Issuer issued U.S.$200,000,000 in aggregate principal amount of 9.375 per cent. Loan Participation Notes due 2015 (the “Notes”), issued by, but without recourse to the Issuer, for the sole purpose of funding a loan to Public Joint-Stock Company Commercial Bank “PrivatBank” (the “Borrower”) pursuant to a loan agreement dated 17 September 2010 (the “Loan Agreement”).
(B)	The Notes were constituted by a trust deed dated 24 September 2010 between the Issuer and the Trustee (the “Trust Deed”) and the subject of an agency agreement dated 24 September 2010 between the Issuer, the Agents and the Trustee (the “Agency Agreement”).
(C)	Pursuant to an extraordinary resolution passed by the Noteholders on 7 September 2015 (the “Extraordinary Resolution”), the Noteholders sanctioned certain amendments to the terms and conditions of the Notes and the Loan Agreement and the Noteholders have authorised the Trustee and the Issuer to make the necessary amendments to the Agency Agreement pursuant to this Supplemental Agency Agreement. As of the date of this Supplemental Agency Agreement, the amendments to the Loan Agreement effected by the supplemental loan agreement dated [●] 2015 between the Issuer and the Borrower (the “Supplemental Loan Agreement”) have been executed and registered with the National Bank of Ukraine and will become effective on the date of execution and delivery of the supplemental trust deed between the Issuer and the Trustee (the “Effective Date”) to be dated the date of this Supplemental Agency Agreement.
(D)	This Supplemental Agency Agreement is supplemental to, and should be read in conjunction with, the Agency Agreement.
1	Definitions and Interpretation

Terms defined in the Agency Agreement shall, unless otherwise defined in this Supplemental Agency Agreement or the context requires otherwise, bear the same meanings in this Supplemental Agency Agreement. The rules of interpretation set out in the Agency Agreement shall apply to this Supplemental Agency Agreement.

2	Principles of Interpretation

In this Supplemental Agency Agreement, references to a Schedule or a Clause or sub-clause, paragraph or sub-paragraph are, unless otherwise stated, to a schedule hereto or a clause or sub-clause, paragraph or sub-paragraph of this Supplemental Agency Agreement respectively.

3	Headings

The headings and sub-headings are for ease of reference only and shall not affect the construction of this Supplemental Agency Agreement.

4	Amendments

With effect from the Effective Date of this Supplemental Agency Agreement, the Agency Agreement shall be amended as follows:

4.1.1        All references in the Agency Agreement to:

(i)	“Loan Participation Notes due 2015” shall be deleted and replaced with “Loan Participation Notes due 2016 (extendable to 2018)”; and
(ii)	“9.375 per cent.” shall be deleted and replaced with “10.25 per cent.”.
5	Issuer 2016 Notes Restructuring Notice
5.1	In the event that the Issuer delivers a notice to the Principal Paying Agent in the form set out in Schedule 13 to the Trust Deed (a copy of which is duplicated and attached as Annex 1 to this Supplemental Agency Agreement) confirming that the 2016 Notes Restructuring Event (as defined in the Loan Agreement) has occurred, the Issuer shall instruct the Principal Paying Agent to:
(i)	notify the Noteholders through Euroclear and/or Clearstream (the form of such notice to have been agreed in advance between the Issuer and the Borrower and approved by the Trustee) that the Issuer has received the Borrower 2016 Notes Restructuring Certificate from the Borrower in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement confirming that the 2016 Notes Restructuring Event (as defined in the Loan Agreement) has occurred;
(ii)	instruct Euroclear and/or Clearstream to extend the maturity date of the Notes to 23 January 2018 (or, if such day is not a Business Day, the next succeeding Business Day); and
(iii)	on receipt from the Issuer of a duly signed new Global Note evidencing the extension of the maturity date to 23 January 2018, to authenticate the new Global Note and to destroy the existing Global Note.

5.2           In the event that the Issuer receives the Borrower 2016 Notes No Restructuring Certificate from the Borrower confirming that the 2016 Notes Restructuring Event has not occurred the Issuer shall instruct the Principal Paying Agent to notify the Noteholders (the form of such notice to have been agreed in advance between the Issuer and the Borrower and approved by the Trustee) that the Issuer has received the Borrower 2016 Notes No Restructuring Certificate from the Borrower in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement confirming that the 2016 Notes Restructuring Event (as defined in the Loan Agreement) has not occurred.

6	Status of the Agency Agreement

Save for the amendments to the Agency Agreement effected by this Supplemental Agency Agreement, all terms and conditions of the Agency Agreement shall remain in full force and effect and the Agency Agreement with effect from the Effective Date shall be read and construed as one document with this Supplemental Agency Agreement.

7	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Supplemental Agency Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Supplemental Agency Agreement.

8	Law and Jurisdiction
8.1	Governing law: This Supplemental Agency Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.
8.2	Jurisdiction: Each of the parties agrees to submit to the exclusive jurisdiction of the courts of England to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Supplemental Agency Agreement (respectively, “Proceedings” and “Disputes”).
8.3	Appropriate forum: The parties irrevocably waive any objection which they might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes, and agree not to claim that any such court is not a convenient or appropriate forum.
8.4	Non-exclusivity: The submission to the jurisdiction of the courts of England shall not (and shall not be construed so as to) limit the right of any Agent, the Issuer or the Trustee to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.
8.5	Consent to enforcement: The Issuer consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which is made or given in such Proceedings.
9	Single Agreement

This Supplemental Agency Agreement shall be read as one with the Agency Agreement so that all references in the Agency Agreement to “this Agreement” are deemed to refer also to this Supplemental Agency Agreement, provided always that in the event of any inconsistency between the Agency Agreement and this Supplemental Agency Agreement, the provisions of this Supplemental Agency Agreement shall override inconsistent provisions of the Agency Agreement.

10	Modification

This Supplemental Agency Agreement may be amended by further agreement among the parties hereto and without the consent of the Noteholders.

11	Counterparts

This Supplemental Agency Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Supplemental Agency Agreement by signing any such counterpart.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

UK SPV CREDIT FINANCE PLC

By:

DEUTSCHE BANK AG, LONDON BRANCH

By:

DEUTSCHE TRUSTEE COMPANY LIMITED

By:

Annex 1
Form of Issuer 2016 Notes Restructuring Notice

To: Deutsche Trustee Company Limited as the Trustee

Winchester House,

1 Great Winchester Street,

London EC2N 2DB

United Kingdom

Fax: +44 20 7547 6149

For the attention of: Trust & Securities Services

To: Deutsche Bank AG, London Branch as Principal Paying Agent

Winchester House,

1 Great Winchester Street,

London EC2N 2DB

United Kingdom

Fax: +44 20 7547 6149

For the attention of: Trust & Securities Services

[Date]

Dear Sirs

U.S.$200,000,000 10.25 per cent. Loan Participation Notes due 2016 (extendable to 2018) issued by UK SPV Credit Finance plc (the “Issuer”) for the sole purpose of financing a loan to Public Joint-Stock Company Commercial Bank “PrivatBank” (the “Notes”)

Defined terms used herein shall have the same meanings as set out in the Trust Deed entered into by the Issuer and Deutsche Trustee Company Limited, dated 24 September 2010 constituting the Notes, as amended from time to time (the “Trust Deed”).

[The Issuer hereby notifies the Trustee and the Principal Paying Agent, in accordance with Condition 6.1 (Final Redemption) to the Terms and Conditions of the Notes and Clause 2.6 (Redemption) of the Trust Deed constituting the Notes that on [●] [2015/6] the Issuer received the attached certificate from the Borrower in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement confirming that the 2016 Notes Restructuring Event (as defined in the Loan Agreement) has occurred (the “Borrower 2016 Notes Restructuring Certificate”). In accordance with Condition 6.1 (Final Redemption) of the terms and conditions of the Notes and Clause 2.6 (Redemption) of the Trust Deed, as a result of the giving of this notice, the Redemption Date of the Notes shall be 23 January 2018 (or, if such day is not a Business Day, the next succeeding Business Day) and the term “Redemption Date” shall be construed accordingly in the terms and conditions of the Notes and the Trust Deed.

On receipt of the Borrower 2016 Notes Restructuring Certificate, the Issuer hereby instructs the Principal Paying Agent: (i) to notify the Noteholders through Euroclear and/or Clearstream (the form of such notice to have been agreed in advance between the Issuer and the Borrower and approved by the Trustee) that the Issuer received the attached certificate from the Borrower in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement confirming that the 2016 Notes Restructuring Event (as defined in the Loan Agreement) has occurred; (ii) to instruct Euroclear and/or Clearstream to extend the maturity of the Notes to 23 January 2018 (or, if such day is not a Business Day, the next succeeding Business Day); and (iii) on receipt from the Issuer of a duly signed new Global Note, to authenticate the new Global Note and to destroy the existing Global Note.]

Or

[The Issuer hereby notifies the Trustee and the Principal Paying Agent, in accordance with Condition 6.1 (Redemption) to the Terms and Conditions of the Notes and Clause 2.6 (Final Redemption) of the Trust Deed constituting the Notes that on [●] [2015/6] the Issuer received the attached certificate from the Borrower in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement confirming that that the 2016 Notes Restructuring Event (as defined in the Loan Agreement) has not occurred (the “Borrower 2016 Notes No Restructuring Certificate”).

On receipt of the Borrower 2016 Notes No Restructuring Certificate, the Issuer hereby instructs the Principal Paying Agent to notify the Noteholders through Euroclear and/or Clearstream (the form of such notice to have been agreed in advance between the Issuer and the Borrower and approved by the Trustee) that the Issuer received the attached certificate from the Borrower in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement confirming that the 2016 Notes Restructuring Event (as defined in the Loan Agreement) has not occurred.]

The Issuer hereby agrees and accepts that the Trustee and the Principal Paying Agent shall accept and rely on this notice and the [Borrower 2016 Notes Restructuring Certificate]/[Borrower 2016 Notes No Restructuring Certificate] without further enquiry as sufficient evidence of such matters and that such notice and the [Borrower 2016 Notes Restructuring Certificate]/[Borrower 2016 Notes No Restructuring Certificate] are final, conclusive and binding on the Trustee (without responsibility or liability to any person), the Principal Paying Agent and the Noteholders.

For the avoidance of doubt the Issuer is entitled to accept the [Borrower 2016 Notes Restructuring Certificate]/[Borrower 2016 Notes No Restructuring Certificate] as sufficient evidence of such matters as set out therein and shall not be bound to call for further evidence or be responsible for any liability that may be occasioned by its failing to do so.

Yours faithfully,

for and on behalf of

UK SPV CREDIT FINANCE LIMITED

By:

Attachment to Form of Issuer 2016 Notes Restructuring Notice

[copy of signed [Borrower 2016 Notes Restructuring Certificate] / [Borrower 2016 Notes No Restructuring Certificate] to be attached]